                                                             EXHIBIT 99.CODE ETH

                             FPA CAPITAL FUND, INC.
                                 FPA FUNDS TRUST
                              FPA NEW INCOME, INC.
                            FPA PARAMOUNT FUND, INC.
                            FPA PERENNIAL FUND, INC.
                              SOURCE CAPITAL, INC.

                       CODE OF ETHICS FOR SENIOR EXECUTIVE
                             AND FINANCIAL OFFICERS

I.      Introduction

The Board of Directors/Trustees of each registered investment company that is managed, sponsored, and distributed by First Pacific Advisors, Inc. ("FPA") (each an "FPA Fund" and collectively the "FPA Funds") has adopted this code of ethics ("Code") as required by the Section 406 of the Sarbanes-Oxley Act. The Code applies to the individuals in positions listed on Exhibit A ("Covered Officers"). All Covered Officers, along with employees of FPA, are subject to separate and distinct obligations from this Code under a Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 ("17j-1 Code of Ethics"), policies to prevent the misuse of non-public information, and other internal compliance guidelines and policies that may be in effect from time to time.

        This Code is designed to promote:

   - Honest and ethical conduct, including the ethical handling of conflicts of interest;
   - Full, fair, accurate, timely, and understandable disclosure in reports and documents that an FPA Fund files with, or submits to, the U.S. Securities and Exchange Commission, or in other public communications made by the FPA Funds or FPA;
   -    Compliance with applicable laws, governmental rules, and regulations;
   - Prompt internal reporting to those identified in the Code of violations of the Code; and
   -    Accountability for adherence to the Code.

II.     Actual or Apparent Conflicts of Interest

        A. Covered Officers should conduct all activities in accordance with the following principles:

              1. Shareholders' interests come first. In the course of fulfilling their duties and responsibilities to FPA Fund shareholders, Covered Officers must at all times place the interests of FPA Fund shareholders first, and avoid serving their own personal interests ahead of the interests of FPA Fund shareholders.

              2. Conflicts of interest must be avoided. Covered Officers must avoid any situation involving an actual or potential conflict of interest with respect to their duties and responsibilities to FPA Fund shareholders.

              3. Compromising situations must be avoided. Covered Officers must not take advantage of their position of trust and responsibility. Covered Officers must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of FPA Fund shareholders.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards regardless of whether the activity is specifically described in this Code.

        B. Restricted Activities

              1. Gifts. Under no circumstances shall any Covered Officer accept money, stocks, bonds, notes, etc. from any entity that does business with or on behalf of the FPA Funds. No Covered Officer shall accept any other type of gift or other thing of more than de minimis value ($250) from any person or entity that does business with or on behalf of the FPA Funds. Written documentation of any gift or other thing with an estimated value of more than $100 should be submitted within ten days of receipt and approved by J. Richard Atwood or Christopher H. Thomas.

              2. Prohibition on misuse of FPA Funds' property. Covered Officers are prohibited from making use of time, equipment, services, personnel or property of any FPA Fund for any purposes other than the performance of their duties and responsibilities in connection with the FPA Funds.

III.    Disclosure and Compliance

        A. Each Covered Officer should be familiar with the disclosure requirements generally applicable to the FPA Funds.

        B. Each Covered Officer should not knowingly misrepresent, or cause other to misrepresent, facts about the FPA Funds to others, including to the FPA Funds' directors/trustees and auditors, or to government regulators and self-regulatory organizations.

        C. Each Covered Officer should, to the extent appropriate within the Covered Officer's area of responsibility, consult with other officers and employees of FPA and of an FPA Fund with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the FPA

           Fund files with, or submits to, the SEC and in other public communications made by an FPA Fund.

        D. It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, regulations, and the 17j-1 Code of Ethics.

IV.     Reporting and Responsibility

        A. Each Covered Officer must:

              1. Upon adoption or amendment of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing that he or she has received, read, and understands the Code;

              2. Affirm at least annually in writing that he or she has complied with the requirements of the Code;

              3. Not retaliate against any other Covered Officer or any employee of FPA for reports of potential violations of the Code that are made in good faith; and

              4. Notify J. Richard Atwood or Christopher H. Thomas promptly if the Covered Officer knows of any violations of this Code.

        B. The FPA Funds will use the following procedures in investigating and enforcing this Code:

              1. J. Richard Atwood or Christopher H. Thomas is responsible for applying this Code to specific situations and has the authority to interpret this Code in any particular situation. All determinations made by J. Richard Atwood or Christopher H. Thomas will be reported to the Board of Directors/Trustees of the FPA Funds in an annual report regarding activities subject to the Code.

              2. J. Richard Atwood or Christopher H. Thomas will take all appropriate action to investigate any potential violations of the Code that are reported.

              3. If, after investigation, J. Richard Atwood or Christopher H.
                 Thomas believes that no material violation of the Code has occurred, no further action is required to be taken.

              4. Any matter that J. Richard Atwood or Christopher H. Thomas believes is a material violation of the Code will be reported to the Board of Directors/Trustees of the FPA Funds.

              5. If the Board of Directors/Trustees of the FPA Funds concurs that a material violation of the Code has occurred, the Board will consider appropriate action. Appropriate action may include reassignment, suspension, or dismissal of the applicable Covered Officer(s), or any other sanctions the Board deems appropriate. Appropriate action may also include review of, and appropriate modifications to, applicable policies and procedures.

              6. Any changes to or waiver of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.      Other Policies and Procedures

This Code shall be the sole code of conduct adopted by the FPA Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the FPA Funds, FPA, or other service providers govern or purport to govern the behavior or activities of the Covered Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

FPA's and the FPA Funds' 17j-1 Code of Ethics, policies to prevent the misuse of non-public information, and other internal compliance guidelines and policies that may be in effect from time to time are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.     Amendments

This Code may not be amended except by the approval of a majority vote of the FPA Funds' Boards of Directors/Trustees. All amendments must be in writing and communicated promptly to the Covered Officers, who shall affirm receipt of the amended Code in accordance with Section IV.A.1.

VII.    Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the FPA Funds' Boards of Directors/Trustees, and
J. Richard Atwood or Christopher H. Thomas.

Date: December 8, 2003

                                    EXHIBIT A
                          TO THE FPA CAPITAL FUND, INC.
                                 FPA FUNDS TRUST
                              FPA NEW INCOME, INC.
                            FPA PARAMOUNT FUND, INC.
                            FPA PERENNIAL FUND, INC.
                              SOURCE CAPITAL, INC.

                       CODE OF ETHICS FOR SENIOR EXECUTIVE
                             AND FINANCIAL OFFICERS

COVERED OFFICERS OF FPA FUNDS:

President & CIO
President & Portfolio Manager
Executive VP & Portfolio Manager
Senior VP & Fixed-Income Manager
Vice Presidents
Treasurer
Secretary
Assistant Treasurer